                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a)  of the  Public  Utility  Holding  Company  Act of  1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5 obligations
    may continue.  See Instruction 1(b)

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1.   Name and Address of Reporting Person*

  Huneycutt                     Ronald                          G.
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   (Last)                         (First)                     (Middle)

                             7851 Greenbriar Parkway
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                                    (Street)

   Orlando                              FL                   32819
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Holiday RV Superstores, Inc.    RVEE
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3.   IRS Identification Number of Reporting Person,if an Entity (Voluntary)

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4.   Statement for Month/Year

     10/00
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                       [ ]  10% Owner
     [X]  Officer  (give  title  below)  [ ] Other (specify below)

          Chief Executive Officer and President
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security     2. Transaction    3.Transaction    4. Securities Acquired(A)   5. Amount of   6. Ownership    7.  Nature
   (Instr. 3)                  Date             Code           or Disposed of (D)         Securities       Form:             of
                            (Month/Date/     (Instr.8)         (Instr. 3,4 and 5)        Beneficially      Direct(D)      Indirect
                               Year)                                   A                 Owned at End         or        Beneficially
                                                                       or                   of Year       Indirect(I)     Ownership
                                                            Amount     D    Price      (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Form 5 (continued)
                             Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)  (Columns 1 through 6)

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1. Title of Derivative      2. Conversion    3. Transaction  4.Transaction  5.  Number of Derivative       6. Date Exercisable and
   Security                    or Exercise         Date           Code         Securities Acquired (A)        Expiration Date
   (Instr. 3)                   Price of       (Month/Day/      (Instr. 8)       or Disposed of (D)           (Month/Date/Year)
                               Derivative          Year)                         (Instr. 3,4 and 5)            Date      Expiration
                                Security                                          A              D          Exercisable      Date
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Options granted                  $4.81           10/30/99           A          125,000                              *      10/13/99
Options granted                  $5.87           1/25/00           A           90,000                              **       1/25/10

          Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities) (Columns 1,3 and 7 through 11)
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1. Title of    3. Transaction   7. Title and Amount     8.   Price        9. Number of   10. Ownership Form of     11. Nature of
   Derivative        Date           of Underlying         of Derivative      Derivative         Derivative              Indirect
   Security    (Month/Day/Year)      Securities              Security        Securities         Security:              Beneficial
   (Instr. 3)                      (Instr. 3 and 4)        (Instr. 5)       Beneficially       Direct (D) or            Ownership
                                          Amount or Number                  Owned at End of    Indirect (I)            (Instr. 4)
                                  Title       of Shares                     Year (Instr. 4)    (Instr. 4)
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Options granted     10/30/99     Common Stock  125,000                                              D

Options granted     1/25/00     Common Stock   90,000                         215,000               D

Explanation of Responses:

* Vests 12,500 shares annually beginning 10/1/00, 10/1/01, 10/1/02, 10/1/03, 10/1/04, 10/1/05, 10/1/06, 10/1/07, 10/1/08 and 10/1/09
** Vests 9,000 shares annually beginning 1/25/01, 1/25/02, 1/25/02, 1/25/03, 1/25/04, 1/25/05, 1/25/06, 1/25/07, 1/25/08, 1/25/09 and 1/25/10.

/s/ Ronald G. Huneycutt                       12/15/00
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**Signature of Reporting Person              Date

**International misstatements or omissions of facts constitute Federal Criminal
Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

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